Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 and S-1 (File No. 333-261018 and 333-163855) of the Lincoln National Corporation of our report dated June 27, 2024, with respect to the financial statements and supplemental schedules as of and for the year ended December 31, 2023 of the LNL Agents’ 401(k) Savings Plan, appearing in this Annual Report on Form 11-K.

/s/ Citrin Cooperman & Company, LLP

Philadelphia, Pennsylvania
June 27, 2024